Exhibit 99.1
Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Reports Third Quarter 2009 Financial Results
North American Food Ingredients business continues to perform well despite recession.
Industrial business end-market conditions remain challenging. Unit costs lowered on workforce reductions and supply chain changes. Recent monthly industrial starch volumes and segment cost measures show improving trends.
Australia/New Zealand third quarter operating results similar to second quarter. Selected grain costs remain high but forward costs are subsiding. Evaluation of strategic options for this business is progressing.
Credit agreement amended to reflect current economic conditions.
CENTENNIAL, Co., July 10, 2009 — Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended May 31, 2009 were $78.7 million compared with $102.8 million a year ago. The decline in revenues reflects product mix shifts in the Industrial Ingredients business caused by reduced demand for starches serving paper markets, lower Australian foreign currency exchange rates, the impact from passing through lower corn prices to industrial customers and the divestiture of the dextrose business in North America Foods. Net loss for the third fiscal quarter was $7.4 million, or $0.66 per diluted share, compared to net income of $2.7 million, or $0.24 per diluted share last year. These results were driven by sharp declines in revenue that outpaced cost reduction initiatives in the Industrial business and lower capacity utilization rates in Australia.
Segment Results
Food Ingredients — North America
The North American Food Ingredients segment again reported higher profits despite the global economic contraction. Third quarter fiscal 2009 revenues fell by $0.5 million to $16.6 million from a year ago due to the second quarter 2009 sale of the segment’s dextrose business. Sales of all other product lines expanded 4% in the third quarter, with double-digit percentage increases in coating, dairy and pet applications. Product mix improved and average unit selling prices increased. As a result, gross margin grew $0.7 million to $5.6 million. Income from operations increased $0.5 million to $3.4 million compared with $2.8 million a year ago.
Industrial Ingredients — North America
End market demand conditions remained challenging during the third quarter for the Industrial segment. Average ethanol prices are 36% below the same period last year. Paper industry customers reduced production and inventory levels as reported shipments during the quarter of uncoated freesheet papers declined by 11% and coated freesheet deliveries dropped by 30% from a year ago. Reflecting weak starch demand, the Industrial business produced more ethanol during the quarter, which carries a lower unit selling price. Total sales in the Industrial business declined to $44.7 million from $60.9 million last year.
The Industrial business has reduced its workforce by nearly 20% and renegotiated several supply contracts for materials, contractors and distribution services. These actions lowered unit manufacturing costs by $2.6 million in the quarter compared with last year. Operating and research expenses declined as a percent of sales to 5.7% from 7.1% a year ago. However, the magnitude of the cost reduction programs did not match the scale of the revenue change in the quarter. Reduced absorption of fixed manufacturing expenses, declines of 25% to 60% in co-product prices and low ethanol returns contributed to the $7.0 million operating loss during the quarter.
Sales for the Liquid Natural Additive product line expanded more than 25% over last year, continuing to support the value proposition this platform brings to customers.
The Industrial business continues to suffer from the effects of denied flood insurance recovery. The Company is seeking additional payments from its insurers of more than $30 million arising from the Cedar Rapids flood in June 2008. During the quarter, the Company continued with its lawsuit against ACE American and National Union Fire Insurance Co., which is owned by American International Group.

“We expect the Industrial segment to show modest recovery. Ethanol market prices have increased and corn costs have decreased from third quarter levels,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “Paper customer inventory adjustment programs have abated and recent monthly industrial starch volumes are 30% above the low shipment levels recorded during the first two months of the third quarter. Cost containment initiatives are having an impact, with unit manufacturing expenses significantly lower than earlier this fiscal year.
Australia/New Zealand Operations
Third quarter results in the Australia/New Zealand business were similar to the second quarter. Sales were $17.6 million compared with $25.1 million a year ago, primarily on a 24% decrease in average Australian foreign currency exchange rates. Drought premiums for grain prices have begun to subside with Australian wheat and selected maize prices down from the same period a year ago. However, certain categories of maize input prices remain high and total segment grain costs increased $1.2 million from last year. Harvest conditions for the new crops are normal and forward grain prices are lower. Programs to reduce inventory balances and rationalize production as a consequence of high input costs have reduced throughput rates. Lower capacity utilization levels resulted in higher unit manufacturing costs. The business reported an operating loss of $3.1 million for the quarter.
The Company is continuing to explore operating and strategic options for this business. Several new expressions of interest for all or parts of the Australia/New Zealand business have been received and are being considered. No final decisions have been made or final contracts entered into at this date.
Credit Facility Amendment
The Company’s banking group has unanimously approved an amendment to the Company’s existing credit agreement. The amendment revised certain covenant calculations effective May 31, 2009 to reflect the current economic conditions facing the Company. The amendment also shortens maturities and changes other debt payment terms. The maximum LIBOR margin payable on outstanding debt will increase by 150 basis points. The Company will pay additional arrangement fees and commitment fees of $1.0 million. The expensing of these and existing deferred loan fees will increase annual interest expense by $1.1 million. Additionally, the maximum commitment fee for undrawn balances will increase by 25 basis points. The incremental annual interest expense from these pricing changes and the revised amortization schedule is estimated at $1.2 million per annum. The Administrative Agent for the credit facility is Bank of Montreal. The following banks also participate in the facility: Australia and New Zealand Banking Group, U.S. Bank, Rabobank Nederland and Bank of America .
Strategic Review
As previously announced, the Company is reviewing potential strategic alternatives to enhance shareholder value. This review is continuing. The Company does not plan to release additional information on this subject at this time.
Conference Call
Penford will host a conference call to discuss third quarter financial and operational results today, July 10, 2009 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on July 10, 2009, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has nine manufacturing and/or research locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; ; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the Company’s inability to improve the performance of its Australia/New Zealand Operations or to implement its strategic plans with respect to that business; risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Nine months ended
	May 31		May 31
(In thousands except per share data)	2009	2008	2009	2008
	(unaudited)

Consolidated Results

Sales	$78,723	$102,799	$239,222	$285,549
Net income (loss)	$(7,415)	$2,705	$(29,962)	$8,182
Earnings (loss) per share, diluted	$(0.66)	$0.24	$(2.68)	$0.76

Results by Segment

Industrial Ingredients:

Sales	$44,671	$60,861	$133,828	$159,147
Gross margin	(12.4)%	15.4%	(9.6)%	15.9%
Operating income (loss)	(7,047)	5,094	(11,899)	15,358

Food Ingredients — North America:

Sales	$16,606	$17,139	$50,971	$48,857
Gross margin	33.6%	28.6%	30.8%	27.9%
Operating income	3,365	2,830	9,576	7,689

Australia/New Zealand:

Sales	$17,613	$25,096	$55,041	$78,498
Gross margin	(8.4)%	5.0%	(5.6)%	5.5%
Operating loss	(3,113)	(874)	(21,433)	(2,994)

	May 31,	August 31,
	2009	2008
	(unaudited)

Current assets	$109,750	$105,789
Property, plant and equipment, net	156,155	169,932
Other assets	22,768	44,712

Total assets	288,673	320,433

Current liabilities	67,124	67,676
Long-term debt	72,444	59,860
Other liabilities	32,184	32,535
Shareholders’ equity	116,921	160,362

Total liabilities and equity	$288,673	$320,433

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended		Nine months ended
	May 31		May 31
(In thousands except per share data)	2009	2008	2009	2008
		(unaudited)

Sales	$78,723	$102,799	$239,222	$285,549

Cost of sales	80,191	87,260	239,444	242,252

Gross margin	(1,468)	15,539	(222)	43,297

Operating expenses	7,318	7,267	21,852	21,173
Research and development expenses	1,480	2,004	4,561	6,099
Goodwill impairment	—	—	13,828	—
Flood costs, net of insurance proceeds	(1,075)	—	(9,109)	—
Litigation expense (1)	—	1,411	—	1,411
Restructure costs	—	27	—	1,356

Income (loss) from operations	(9,191)	4,830	(31,354)	13,258

Non-operating income, net	914	336	2,628	1,590
Interest expense	1,604	782	4,446	2,649

Income (loss) before income taxes	(9,881)	4,384	(33,172)	12,199

Income tax expense (benefit)	(2,466)	1,679	(3,210)	4,017

Net income (loss)	$(7,415)	$2,705	$(29,962)	$8,182

Weighted average common shares and equivalents outstanding, diluted	11,176	11,446	11,169	10,743

Earnings (loss) per share, diluted	$(0.66)	$0.24	$(2.68)	$0.76

Dividends declared per common share	$—	$0.06	$0.12	$0.18

(1)	Related to settlement of lawsuit in fiscal year 2008
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